SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                    June 25, 1998




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 675 McDonnell Boulevard, St. Louis, MO                      63134
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 654-2000
    including area code

Item 5.  Other Events
A press release was issued June 24, 1998. The relevant portion of the text of that release was as follows.
(*) Indicates registered trademark

MALLINCKRODT COMMENTS ON EXPECTATIONS
FOR CURRENT FISCAL YEAR, OUTLOOK FOR FISCAL 1999

St. Louis, Mo., June 24, 1998   Mallinckrodt Inc. (NYSE:MKG) Chairman
and Chief Executive Officer C. Ray Holman commented today on the company's near term outlook.

     "We want our investors to understand our prospects and commitments in plans to deliver value to them," Holman said. "We are comfortable with the range of analyst expectations for fiscal 1998, which closes June 30. Looking to fiscal 1999, earnings per share are expected to be in the $2.25 to $2.35 range."

     The outlook is based on recent reviews of strategic plans and long-range forecasts conducted as part of the company's normal planning cycle.

     Holman said that sales growth next year is projected to be 8 percent to 9 percent. He added that market growth, geographic growth and new products will drive top line improvements. "Projected market growth is significant in our key businesses - respiratory care, imaging and pharmaceuticals - and will provide a good basis for new growth going forward. We expect geographic growth in Asia and Latin America as well as in other areas of the world where we have gained leverage as a result of our combination with Nellcor Puritan Bennett.

     "We also expect solid growth from new products, such as OPTISON(*), our ultrasound cardiac imaging agent, and from respiratory products, such as several new ventilators," Holman noted. "These gains will be only partially offset by continued pricing pressures in certain product lines."

     In addition to increased sales volume, synergies from the integration of Nellcor Puritan Bennett, acquired in August 1997, will also contribute to strong earnings in fiscal 1999. Additional cost reductions, including selected workforce and other resource reductions, also will result in earnings growth in excess of sales growth.

     Additionally, Holman said that the company has decided to retain Mallinckrodt Baker and operate it on an ongoing basis as a unit of the Pharmaceutical Group, continuing to take advantage of operational and commercial efficiencies that exist.

     "This business is a good one with inherent value and solid growth potential in laboratory and microelectronic products," Holman said. "Mallinckrodt shareholders are best served by having it remain with us and realizing the value of future earnings growth. We are committed to increasing the company's value for shareholders and we believe the contributions from this business will help to meet that objective."

     Based in St. Louis, Missouri, Mallinckrodt Inc. has three healthcare product groups - Imaging, Pharmaceutical and Respiratory. The company operates in more than 100 countries and had fiscal 1997 net sales of $1.9 billion. The Mallinckrodt web site address is (www.mallinckrodt.com).

                                 # # #

This news release contains forward-looking statements that involve risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and continued pressure on prices realized by the company for its products; constraints on supplies of raw materials used in manufacturing certain of the company's products; capacity constraints limiting the production of certain products; difficulties or delays in the development, production, testing, and marketing of products; difficulties or delays in receiving required governmental or regulatory approvals; market acceptance issues, including the failure of products to generate anticipated sales levels; difficulties in rationalizing acquired businesses and in realizing related cost savings and other benefits; the effects of and changes in trade, monetary, and fiscal policies, laws, and regulations; foreign exchange rates and fluctuations in those rates; the costs and effects of legal and administrative proceedings, including environmental proceedings and patent disputes involving the company; and the risk factors reported from time to time in the company's SEC reports

Mallinckrodt Inc.


ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE: June 24, 1998